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                                                                  EXHIBIT 10.25


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into as of this 1st day of April, 1996, by and between CENTER FOR HUMAN REPRODUCTION-ILLINOIS, M.D.S.C., an Illinois medical corporation (the "Corporation"), and VISHVANATH C. KARANDE, M.D. (the "Physician").

RECITALS:

     A. The Corporation has been organized as a medical corporation under the laws of the State of Illinois and provides services in the field of obstetrics and gynecology.

     B. Physician is a duly licensed physician in Illinois qualified to practice obstetrics and gynecology, and is a specialist in reproductive endocrinology.

     C. The Corporation desires to retain the services of Physician to provide medical services as an employee, and Physician desires to accept such employment on the terms hereinafter provided.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Employment.

     (a) General Terms. The Corporation and Physician agree that during the term of this Agreement, Physician will be employed as a physician and render medical services to patients of the Corporation which the parties intend will be primarily in the specialty of infertility and reproductive endocrinology at the Corporation's offices in one or more locations, and at such hospitals, institutions and other locations as may from time to time be designated by the Corporation. The Corporation will provide Physician the space, equipment, and support services necessary to maintain Physician's infertility practice.

     (b) Duties.

           (i) Physician shall be engaged in the full-time practice of medicine and perform medical and surgical treatments, and give consultation and advice on behalf of the Corporation devoting all Physician's professional time and efforts to further the interests of the Corporation. During the term of this Agreement, Physician shall not engage in the practice of medicine except as an employee of the Corporation, and Physician shall not, directly or indirectly, engage in any professional or business activity which is competitive with the business of the Corporation. Physician may participate in professional associations, boards, teaching, lecturing, serving as an expert witness and similar activities consistent with Physician's past practices, provided that such activities



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      do not interfere with Physician's duties and obligations under this
      Agreement or the operation of the Corporation's medical practice and patient care.


           (ii) The Physician's duties shall include, but not be limited to:

                 (1) Providing professional medical care to all patients
            assigned to Physician, from time to time, by the Corporation, including, without limitation, patients covered by managed care or network contracts, in accordance with prevailing standards of care, as well as practice protocols, utilization levels, and policies as adopted from time to time by the Corporation, which provision of care shall include on-call duties consistent with the requirement of the Corporation and the practice of medicine.

                 (2) Maintaining regular office/work hours at such locations designated by the Corporation in accordance with policies established by the Corporation.

                 (3) Keeping and maintaining or causing to be kept and
            maintained, appropriate records, reports, claims, and correspondence necessary and appropriate in connection with all professional services rendered by Physician under this Agreement, including, without limitation, any utilization review, quality assurance or medical resource management reports requested by the Corporation. All medical, patient, business, financial records, correspondence or other documents generated by Physician or the Corporation shall belong to the Corporation and Physician shall have no right to keep or retain such records, papers and documents after this Agreement is terminated.

                 (4) Promoting, to the extent permitted by law and applicable standards of professional ethics, the professional practice of the Corporation.

                 (5) Performing the administrative duties reasonably assigned by the Corporation to Physician, including, without limitation, cooperating with the Corporation's billing and collection efforts.

                 (6) Performing all acts reasonably necessary to maintain
            Physician's professional skills.

     (c) Fees.

           (i) Any and all professional fees generated hereunder during the term of this Agreement shall belong to the Corporation. "Professional Fees" shall mean fees, compensation or remuneration generated by Physician and collected by the Corporation for services rendered, including, without limitation, the provision of professional medical services rendered by Physician, medical research conducted by Physician, and

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      administrative hospital services performed by Physician in
      Physician's capacity as an employee of the Corporation. However, Physician may retain any income that Physician may earn from teaching, lecturing, serving as an expert witness and similar activities.

           (ii) Subject to the provisions of the Management Services Agreement ("Management Services Agreement") by and between GynCor, Inc., a Delaware corporation ("Business Manager") and the Corporation, the Corporation may establish the fees to be charged for professional services. It is specifically understood and agreed that Physician shall have no right or claim to any portion of Professional Fees.

     (d) Managed Care Agreements. Subject to the provisions of the Management Services Agreement, the Corporation or Business Manager may enter into indemnity, managed care or network agreements with third party payors, including any insurance company, health maintenance organization, preferred provider organization, other managed care organization, employer or governmental entity that may require the Corporation and/or Physician to engage in utilization review or peer review activities. Physician will render medical care under such agreements and fully cooperate in such activities and will comply with the requirements of any indemnity, managed care or network agreement. If required by any managed care entity or network, Physician will execute an agreement individually, as requested by the Corporation. Physician shall have no authority to, and shall not, execute agreements binding the Corporation unless Physician is duly authorized by the Corporation.

     (e) Covenants and Representations. Physician represents and covenants that:

           (i) Physician has and will during the term hereof maintain a valid and unrestricted license to practice medicine in the State of Illinois.

           (ii) Physician has and will during the term hereof maintain full medical staff privileges at such hospitals as Physician and the Corporation mutually agree that Physician should maintain medical staff privileges.

          (iii) Physician has not been disciplined by any professional, managed care or peer review organization, governmental agency, provider network, or hospital medical staff for any action or omission based on quality of care.

          (iv) Physician has the affirmative obligation to report to the Corporation any investigation or inquiry by any hospital other healthcare institution, managed care organization, regulatory agency, governmental authority or professional society regarding any item or activity, whether material or not, listed in Section 7(b) of this Agreement, and any actions, suits or proceedings pending or threatened against Physician and directly or indirectly affecting the Corporation.



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           (v) Physician has and will during the term hereof maintain a valid and unrestricted license or registration to prescribe drugs, medications, pharmaceuticals, or controlled substances to the extent necessary or appropriate for his practice.

          (vi) Physician will continue throughout the term of this Agreement to engage in the full-time practice of medicine as an employee of the Corporation.

         (vii) Physician will throughout the term of this Agreement represent and hold himself out to the public as a physician employed by the Corporation and not, in such capacity, the employee, agent or contractor of Business Manager, which is providing certain management services to the Corporation pursuant to the Management Services Agreement.

        (viii) Physician will not execute any managed care contract or enter into any other oral or written agreement on behalf of Physician (to the extent related to the provision of medical care), Business Manager or the Corporation without in each such instance obtaining the prior approval and authorization of Business Manager and the Corporation. All medical, patient, business, financial and other records, papers and documents generated by Physician, the Corporation or employees or agents of the Corporation shall belong to the Corporation, and Physician shall have no right to keep or retain such records, papers or documents after this Agreement is terminated; provided that after such termination upon proper patient authorization such patient records will be provided at Physician's expense.

          (ix) Physician is not a party to any agreement that would be breached by the execution and performance of this Agreement.

           (x) Physician expressly agrees that Business Manager is a third party beneficiary of any duty, obligation and covenant of Physician under this Agreement, and grants to Business Manager the express right, but not the obligation, to direct or independently enforce, at law or in equity, any such claim, right or other remedy on behalf of the Corporation hereunder. Physician acknowledges and agrees that the Corporation may assign or otherwise grant Business Manager the right to enforce any of the provisions of this Agreement on behalf of the Corporation.

2.    Term-Prior Agreement.

           (a) The initial term of this Agreement shall commence with the effective date of the initial public offering of Business Manager's stock pursuant to the Securities Act of 1933, as amended (the "Public Offering"), and shall continue for a term of five years ("Initial Term"). The existing Employment Agreement of Physician and Corporation shall be terminated and replaced as of the effective date hereof.



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           (b) After the Initial Term, unless this Agreement is terminated, the
      Agreement shall automatically be renewed from year to year for successive one-year terms. Notwithstanding the foregoing, this Agreement may be terminated as hereinafter provided.

3.   Compensation.

     (a) Salary. As a salary ("Base Salary") for all of the services rendered by Physician, the Corporation shall pay Physician Two Hundred Fifty Thousand Dollars ($250,000.00) per annum, payable in arrears in equal monthly installments.

     (b) Bonus.    Physician will be entitled to participate in the
Corporation's Physician Production Bonus Plan in the manner summarized in Exhibit "A" attached hereto.

4.   Benefits.

     (a) During the term of this Agreement, Physician will be entitled to vacation, expense reimbursement, health, life, disability, retirement and other benefit plans adopted by the Corporation.

     (b) During each year of the Agreement, and any extensions thereof, the Physician shall be entitled to three (3) weeks of paid vacation time. Further, Physician will receive a one-week educational leave of absence for attendance at medical seminars. Whenever Physician is a speaker or presenter of a paper at a professional meeting, such absence will not affect his annual educational leave of absence. Physician will receive three (3) weeks vacation and two (2) weeks for medical seminars. Attendance at a professional meeting or seminar shall not be deemed a vacation. Up to one (1) week of vacation time not utilized during any year may be accrued to the next following year. Physician will not be entitled to compensation for unused vacation time upon termination of employment unless there is full compliance with all of the provisions of this Agreement. Further, subject to the Corporation's right to schedule the requested vacation period of Physician to effectuate the efficient operations of the Corporation, and in the interest of patient care, Physician may use up to three (3) weeks of his annual vacation consecutively.

     (c) The Corporation agrees to pay or reimburse Employee for all reasonable expenses incurred by him in furtherance of the Corporation's business and in connection with performance of Employee's duties hereunder, including, but not limited to, medical society dues, medical journals, licensure fees, expenses for travel, entertainment, and expenses incurred in attending conventions and seminars within guidelines established by the Corporation from time to time. Employee may attend each conference where Employee is presenting a paper plus one other conference. The Corporation shall have the sole discretion to decide the business reasonableness of all expenses. However, Employee's attendance at conventions and seminars is subject to the Corporation's efficient operation of the medical practice and in the interest of patient care, and the parties will consult with one another with respect thereto. The Employee shall submit


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receipts for payment or reimbursement of all expenses which shall be subject to the Corporation's approval at is sole discretion.

     (d) In the event Physician becomes "totally disabled," as hereafter defined, Physician shall receive continuation of his Base Salary for up to 90 days or until his disability insurance commences, whichever is sooner. The term "total disability" means Physician's inability to engage in the practice of infertility and assisted reproductive medicine. If following a period of "total disability" for 90 days, Physician shall be able to engage in the practice of infertility and assisted reproductive medicine for a continuous period of 180 days or more, any subsequent total disability shall be regarded as a new period of "total disability." If such continuous period of ability to engage in the practice of infertility and assisted reproductive medicine and the actual engaging in such practice is less than 180 days, any subsequent "total disability" shall be deemed a continuation of the previous "total disability" and the entire period of "total disability" shall be treated as a single period. Any payment received by Physician from any policy of disability insurance regardless of whether paid to the Physician or the Corporation shall be setoff by the Corporation against Base Salary payments made to the Physician.

5.   Professional Liability Insurance.

     (a) Coverage. During the term of this Agreement the Corporation will provide and maintain occurrence, claims made or other form of professional liability insurance coverage in amounts as determined by the Business Manager in consultation with the Corporation covering Physician for Physician's acts or omissions in the performance of Physician's duties hereunder. Physician shall cooperate with the Corporation in providing any information or documentation necessary to procure professional liability insurance coverage. Should, for any reason, this Agreement be terminated while such a policy of professional liability insurance is in effect, Physician agrees that the Corporation is solely entitled to any refund of the unused portion of the premiums paid for by the Corporation for such insurance and Physician shall, concurrently with the execution of this Agreement, execute an assignment of the right of any such refund in favor of the Corporation. At the Corporation's option, such policy of professional liability insurance may continue beyond the termination of this Agreement, in which case the Corporation shall be entitled to offset the premium costs it has paid allocable to such professional liability insurance after the termination of this Agreement against any amounts due to Physician from the Corporation.

     (b) Tail Insurance. In the event the Corporation terminates this Agreement for cause or Physician terminates this Agreement without cause and "claims made" professional liability insurance is in effect, Physician shall be responsible for the payment of the insurance premium for "tail" professional liability insurance coverage equal to the amount of professional liability insurance coverage then covering Physician. In the event Physician terminates this Agreement for cause, the Corporation shall be responsible for the payment of the insurance premium for such tail insurance. In either case, the Corporation shall be named as an additional insured under the tail professional liability insurance policy. Unless the Corporation has purchased "tail" insurance under the provisions of this Section 5(b), Physician shall pay all insurance premiums


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for such "tail" insurance coverage and provide the Corporation with proof of professional liability coverage. In addition, the Corporation's obligation to provide "tail" insurance shall be conditioned upon (i) Physician relocating to practice medicine outside of the State of Illinois, and that "tail" insurance is necessary for the continuation of medical malpractice insurance coverage for acts and omissions of the Physician occurring within the course and scope of employment for the Corporation, and (ii) the Physician shall have complied with all the material terms of this Agreement.

6. Billing Assignment. Physician hereby assigns to the Corporation and its assigns any current and future right to bill and receive payment for medical services from individuals and third party payors, including, without limitation any insurer, health maintenance organization, preferred provider organization, the Medicare or Medicaid programs, or other managed care payor, for professional services rendered by Physician under this Agreement. If
Physician receives payment from any such individual or third party payor, those funds shall be immediately turned over to the Corporation. Physician acknowledges that the Corporation or its assigns shall submit these billings in its own name, and that Physician is prohibited from billing any individual or third party payor for professional services under this Agreement.

7.   Termination.

     (a) By Physician.

           (i) Physician may terminate this Agreement without cause upon the payment of liquidated damages as hereafter provided and with ninety (90) days prior written notice to the Corporation. Upon such notice of termination from Physician, the Corporation may require the Physician to continue to render full time medical service on the Corporation's behalf, limit or impose restrictions on Physician's activities during such notice period as it deems necessary, accept Physician's notice of termination as Physician's resignation from the Corporation at any time during such notice period, or the Corporation may impose any other restrictions as it deems necessary.

           (ii) In the event Physician terminates this Agreement without cause within five (5) years after the date of this Agreement, Physician shall pay to the Corporation as liquidated damages and not as a penalty an amount reasonable in light of the actual losses to be suffered by the Corporation, its other shareholders and Business Manager; provided, however, that liquidated damages shall not be payable if termination is due to Physician's death or disability. Physician agrees the amount of the losses to be suffered by the Corporation, its other shareholders and Business Manager arise from the breach by Physician of Physician's covenant to remain a full-time employee of the Corporation during the Initial Term of the Agreement. Further, the loss of revenues to the Corporation and Business Manager resulting therefrom and the loss to other shareholders of the Corporation who are also shareholders of Business Manager will be difficult to ascertain, but that the liquidated damages set forth herein have been arrived at after good faith efforts to estimate such losses. Physician specifically acknowledges that (1) the

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      Corporation and Business Manager entered into a long term management agreement in substantial part based upon Physician's covenant to continue full-time practice with the Corporation during the Initial Term of this Agreement, (2) Physician's breach of Physician's covenant to practice medicine as a full-time employee of the Corporation during the Initial Term will deprive the Corporation, its other shareholders and Business Manager of the benefit of their bargain, and each of the Corporation, its shareholder and Business Manager will suffer economic damages, and
      (3) upon the payment of liquidated damages by Physician to the Corporation, the amount of liquidated damages will be paid over to Business Manager. Therefore, upon termination of this Agreement by Physician without cause within five (5) years after the effective date of this Agreement, the amount of liquidated damages to be paid by Physician shall be equal to the Value Ratio (defined below) multiplied by $500,000 for the first year of this Agreement and 80%, 60%, 40% and 20%, respectively, of $500,000 for the second, third, fourth and fifth years of this Agreement. The payment of liquidated damages shall be made in cash or shares of Business Manager's common stock valued at the Fair Market Value to the Corporation within the later of (a) sixty (60) days after termination of this Agreement, or (b) forty-five (45) days after the filing of an S-8 registration statement by the Corporation.

     As used herein, the following terms shall have the meanings set forth below:

                 "Fair Market Value" means the higher of (i) the average
            closing sale price per share of Business Manager's common stock for the twenty trading days ending on the effective date of Physician's termination of employment and (ii) the average closing sale price per share of Business Manager's common stock for the twenty trading days ending on the second trading day prior to the date on which Physician makes payment in full of the liquidated damages provided for in this paragraph, in each case, as listed or quoted on the national exchange or quotation system on which Business Manager's common stock is then listed or quoted.

                 "Initial Public Offering Price" means the price per share of
            Business Manager's common stock set forth in Business Manager's final prospectus in connection with its initial public offering, without regard to any applicable commissions or discounts.

                 "Value Ratio" means the lower of (i) 2.0, and (ii) the higher of (x) the Fair Market Value divided by the Initial Public Offering Price and (y) 1.0. In the event that Business Manager is not listed or quoted on a national exchange or quotation system on the effective date of Physician's termination of employment, the Value Ratio shall be deemed to be equal to 1.0.

           (iii) Physician may terminate this Agreement for "cause", as hereafter defined, if such cause continues to exist for sixty (60) days after the Corporation and Business Manager receive notification thereof, which notice specifies the nature and extent of the basis for such notice of termination; provided, however, if the basis for the notice of


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      termination is not cured within sixty (60) days, but is capable of being cured within a reasonable period of time in excess of sixty (60) days, then termination for cause shall not occur if the Corporation commences to cure within the first sixty (60) day period and thereafter diligently and in good faith continues to cure to completion. For purposes of this
      Section 7(a)(iii), the term "cause" shall mean a material default by the Corporation in the performance of any of its material obligations under the provisions of this Agreement.

     (b) By Corporation. The Corporation may not terminate this Agreement without "cause" during the Initial Term. The Corporation may terminate this Agreement for "cause" on ten (10) days notice to the Physician. Termination for "cause" shall mean any one of the following events as they pertain to
Physician:

           (i) Loss or suspension of Physician's license to practice medicine in the State of Illinois for any period of time.

           (ii) The loss, restriction, revocation or suspension of clinical privileges or medical staff membership at any hospital where medical services are performed by Physician as a result of professional quality or competence issues related to Physician's practice of medicine; however, a temporary suspension for administrative reasons such as, a failure to prepare or sign charts, will not be a basis for termination if there is prompt compliance and the suspension is rescinded.

          (iii) Resignation from the medical staff of a hospital under threat of disciplinary action related to issues of Physician's competence and quality of patient care.

           (iv) Revocation or suspension for any period of time from participation in the Medicare or Medicaid programs.

            (v) The failure or inability to obtain malpractice insurance in an amount satisfactory to the Corporation.

           (vi) Physician's failure, refusal or inability to perform essential duties required under this Agreement, failure, refusal or inability to comply with material policies and protocols of the Corporation which may be established from time to time, the failure or inability to produce the amount of professional fee targets established by the Corporation (which targets shall not include fees from "designated services" rendered to Medicare or Medicaid beneficiaries under the Stark Act or to any patient under any applicable state self-referral law), failure, refusal or inability of Physician to observe reasonable utilization levels established by the Corporation in the performance of Physician's duties, or a breach of a material provision of this Agreement; which conditions of termination for cause continue to exist for sixty (60) days after the Corporation or Business Manager provides notice to Physician, specifying the nature and extent of the reason for such notice; provided, however, if the reason specified for the notice is not cured within sixty


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      (60) days, but is capable of being cured within a reasonable period of time in excess of sixty (60) days, then termination for cause shall not occur if Physician commences to cure within the first sixty
      (60) day period and thereafter diligently and in good faith continues to cure to completion. Failure or inability by the Physician to produce the professional fee target levels established by the Corporation and Business Manager shall not be grounds for termination so long as Physician can demonstrate the usual and customary diligence in the practice of medicine.

           (vii)  Physician misappropriates revenue of the Corporation.

           (viii) Physician takes any action or engages in any activity that is detrimental to the material interests of the Corporation and such action or activity continues after Physician receives notice to cease such activity.

           (ix) Physician's conviction in a court of competent jurisdiction of any felony offense that affects the Corporation's goodwill and reputation or adversely affects Physician's ability to carry out Physician's obligations hereunder.

           (x) Physician's Employment Agreement with Business Manager is terminated by Physician without Good Reason or by Business Manager for Cause during the Initial Term.

     If the Corporation terminates this Agreement for cause within five (5) years after the effective date of this Agreement, Physician shall pay to the Corporation as liquidated damages and not as a penalty an amount reasonable in light of the actual losses to be suffered by the Corporation, its other shareholders and Business Manager. Physician agrees the amount of the losses to be suffered by the Corporation, its other shareholders and Business Manager arise from the breach by Physician of Physician's covenant to remain a full-time employee of the Corporation during the Initial Term of the Agreement. Further, the loss of revenues to the Corporation and Business Manager resulting therefrom and the loss to other shareholders of the Corporation who are also shareholders of Business Manager will be difficult to ascertain, but that the liquidated damages set forth herein have been arrived at after good faith efforts to estimate such losses. Physician specifically acknowledges that (1) the Corporation and Business Manager entered into a long term management agreement in substantial part based upon Physician's covenant to continue full-time practice with the Corporation during the Initial Term of this Agreement, (2) Physician's breach of Physician's covenant to practice medicine as a full-time employee of the Corporation during the Initial Term will deprive the Corporation, its other shareholders and Business Manager of the benefit of their bargain, and each of the Corporation, its shareholder and Business Manager will suffer economic damages, and (3) upon the payment of liquidated damages by Physician to the Corporation, the amount of liquidated damages will be paid over to Business Manager. Therefore, in the event of the termination of this Agreement by the Corporation for cause within five (5) years after the effective date of this Agreement, the amount of liquidated damages to be paid by Physician shall be equal to the Value Ratio multiplied by $500,000 for the first year of this Agreement and 80%, 60%, 40%


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and 20%, respectively, of $500,000 for the second, third, fourth and fifth
years of this   Agreement.  Payment of the liquidated damages shall be made in cash or shares of Business Manager's common stock valued at the Fair Market Value to the Corporation within the later of (a) sixty (60) days after termination of this Agreement, or (b) forty-five (45) days after the filing of an S-8 registration statement by the Corporation.

8. Trade Secrets and Intellectual Property.

     (a) Confidentiality.    Physician agrees to keep confidential and not use
or disclose to others during the term of this Agreement and at all times thereafter, except as consented to in writing by the Corporation and Business Manager or as required by law, any Trade Secrets. Physician recognizes, acknowledges and agrees that (i) financial information concerning the Corporation's business, marketing plan, personnel, patient lists, fee schedules, forms, information, business management and methods, trade secrets of the Corporation or Business Manager; (ii) technical and non-technical medical data such as patterns of utilization of medical services, compilation and analysis of financial information and medical data to prepare and submit bids and proposals to third party payors, including, without limitation any insurance company, health maintenance organization, managed care company, preferred provider organization, multi-specialty medical group or other similar entity to provide medical services on a capitation or discounted fee-for-service basis; (iii) case records and case histories; (iv) proprietary computer software, management information and information systems of the Corporation or Business Manager constitute trade secrets ("Trade Secrets"). Further, Physician recognizes, acknowledges and agrees that the Trade Secrets are sufficiently secret that the Corporation derives economic value from their not being known to other persons who can obtain economic value from their disclosure or use. Therefore, Physician shall have a continuing duty to the Corporation and Business Manager which shall survive termination of employment to: (i) maintain the secrecy of the Trade Secrets and use such Trade Secrets for the exclusive benefit and advantage of the Corporation and Business Manager; (ii) retain and keep any Trade Secret information which comes into Physician's knowledge, possession or control, regardless of whether by proper or improper means, as strictly confidential and shall not disclose such Trade
Secrets to any third party.    Trade Secrets do not include any information
that (i) is or becomes generally available to and known by the public (other than as a result of an unpermitted disclosure directly or indirectly by the Physician or his advisors or representatives); (ii) is or becomes available to the receiving party on a nonconfidential basis from a source other than the Physician or his advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to the furnishing party of which the receiving party has knowledge at the time of such disclosure; or (iii) has already been or is hereafter independently acquired or developed by the receiving party without violating any confidentiality agreement with or other obligation of secrecy to the furnishing party. If Physician should leave the employment of the Corporation, Physician will neither take nor retain, without prior written authorization from the Corporation and Business Manager, any papers, patient lists, fee schedules, patient records, files, or other documents or copies thereof or other confidential information or Trade Secrets of any kind belonging to Corporation or Business Manager. Without limiting other possible remedies to the Corporation or Business

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Manager for the breach of this covenant, Physician agrees that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise, provided that the Corporation shall give Physician no less than three (3) business days' written notice prior to seeking such injunctive relief. Physician further agrees that if any restriction contained in this paragraph is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and such remaining restrictions contained herein shall be enforced independently of each other.

     (b) Ownership of Intellectual Property. Physician assigns and agrees to assign to the Corporation the entire worldwide right, title and interest in and to any concepts, works, designs, inventions, processes, improvements, know-how, and/or developments, whether or not patentable or subject to copyright or trademark protection (hereinafter collectively referred to as "Technology"), made or conceived of, either solely or jointly with others: (i) on or with the use of the Corporation's time, equipment, materials, supplies, facilities, or trade secrets or confidential business information or (ii) resulting from or suggested by my work for the Corporation. All such Technology shall automatically and immediately be deemed to be works made for hire and the property of the Corporation as soon as made or conceived. To the extent that any of such Technology may not, by operation of law, be deemed a work made for hire, Physician shall assign to the Corporation all worldwide right, title and interest in and to the ownership of copyright in the Technology and the Corporation shall have the right to obtain and hold in its own name copyrights, registrations and similar protection which may be available in the Technology. Physician shall, without charge to the Corporation, provide to the Corporation or its designees all assistance reasonably required to perfect, protect and enforce such rights. It is understood that this agreement does not apply to any Technology for which no equipment, supplies, facility or trade secret information of the Corporation was used and which was developed entirely on Physician's own time, unless: (i) the Technology relates to the business of the Corporation or to the Corporation's actual or demonstrably anticipated research or development; or (ii) the Technology results from any work performed by Physician for the Corporation. The Corporation will have the sole authority and discretion to file or not to file patent, trademark, copyright or other applications to protect the Technology anywhere in the world, and the Corporation will be responsible for all costs in connection with those applications. This agreement to assign Physician's rights to Technology shall remain in full force and effect after termination of Physician's association with the Corporation if the Technology is derived from, based upon, or uses the Trade Secrets of the Corporation.

9. Restrictive Covenants.

     (a) Nonsolicitation and Noncompetition. Subject to Section 9(b) below, Physician covenants and agrees that during the term of the Agreement and for a period of two (2) years from the date of the termination of this Agreement, without regard to the reason for such termination, Physician shall not, directly or indirectly, as an employee, employer, contractor, agent, principal, shareholder, director, corporate officer, or in any other individual or representative capacity:

           (i) solicit or attempt to solicit, directly, or indirectly through any announcement, advertisement, newsletter, circular or otherwise, any person who was a patient of the Corporation during the term of this Agreement or is then a patient of the Corporation;

          (ii) engage or participate in the medical and surgical practice of infertility or assisted reproduction technology within a radius of ten
      (10) miles ("Practice Area") of any medical office or facility of the Corporation where Physician regularly examines or treats patients which shall include any hospital, medical clinic, ambulatory surgical treatment center or other medical facility within the Practice Area;

         (iii) negotiate, contract, participate in negotiations (which shall include the preparation, review and submission of bids or proposals) with any third party payor, including without limitation, any insurance company, health maintenance organization, managed care company, preferred provider organization, multi-specialty medical group or self-insured employer with whom the Corporation has a managed care contract as of the termination date of this Agreement or who was in active negotiations with the Corporation in connection with a managed care contract as of the termination date of this Agreement, except that Physician may negotiate, contract and participate in negotiations of such contracts solely for his own services or those of a group practice of which he is a member permitted by this Agreement; or

          (iv) hire, attempt to hire, contract or solicit with respect to hiring any employee of the Corporation or Business Manager, or form a corporation, partnership or joint venture or other entity with any such employee, who is then currently employed or who had been employed by the Corporation or Business Manager within one (1) year prior to the termination date of this Agreement.

     (b) Change in Control. If a Change in Control of Business Manager occurs, and, during the 36 months following such Change in Control, Physician either is terminated by the Corporation without cause or Physician terminates his employment with the Corporation for Cause, the covenants set forth in Section 9(a) thereafter shall be of no force and effect. For purposes of this Agreement, a "Change in Control" of the Business Manager shall mean the happening of any of the following events following a Public Offering:

           (i) An acquisition of at least twenty percent (20%) by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of the then outstanding shares of common stock of the Business Manager (the "Outstanding Corporation Common Stock") or the combined voting power of the then outstanding voting securities of the Business Manager entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities"); or

           (ii) The approval by the shareholders of the Business Manager of a reorganization, merger, consolidation, complete liquidation or dissolution of the Business Manager, the sale or disposition of all or substantially all of the assets of the Business Manager or similar corporate transaction (in each case referred to in this Section 9(b) as a "Corporate Transaction") or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly); or

           (iii) A change in the composition of the Board such that the individuals who, as of the date of the Public Offering, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 9(b), that any individual who becomes a member of the Board subsequent to the date of the Business Manager's Public Offering whose election, or nomination for election by the Business Manager's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board.

           Notwithstanding the foregoing provisions of this Section 9(b), the following shall be excluded from the events described in Sections 9(b)(i) and (ii) above: (i) any acquisition by or consummation of a Corporate Transaction with the Business Manager, an affiliated business manager or an affiliated corporation, (ii) any acquisition by or consummation of a Corporate Transaction with Physician or Norbert Gleicher, M.D. or any group of which either of them is a member, (iii) the acquisition by or consummation of a Corporate Transaction with any Person who beneficially owned, immediately prior to such acquisition or Corporate Transaction, directly or indirectly, twenty percent (20%) or more of the Outstanding Corporation Common Stock or Outstanding Corporation Voting Securities, or
      (iv) any acquisition or Corporate Transaction, if more than a majority of the beneficial ownership of the entity resulting from the acquisition or Corporate Transaction is held by Persons who held the beneficial ownership of the Outstanding Corporation Voting Securities before the acquisition or Corporate Transaction.

      (c) Physician Acknowledgments.

           (i) The Physician acknowledges that through association with the Corporation, Physician has gained access and introduction to hospital administrators, physicians, third party payors, including without limitation, health maintenance organizations, managed care companies, health care insurance, preferred provider organizations, multi-specialty medical groups, and other persons with whom the Corporation and Business Manager have contracts and agreements, with whom the Corporation and Business Manager in part depend upon for the continued maintenance of such contracts and agreements.

           (ii) Physician agrees that any violation by Physician of the provisions hereof would irreparably damage the Corporation and Business Manager and that the restrictions imposed hereunder are equitable and reasonable, and that the Corporation and Business Manager have no adequate remedy at law to redress a violation hereof. Further, Physician agrees that the Corporation's decision to enter into this Agreement and Business Manager's decision to enter into the Management Services Agreement have been materially induced because of the covenants and assurances of Physician contained in this Agreement, and that the foregoing restrictive covenants are necessary to ensure the continuation of the business of the Corporation and Business Manager and their reputation and legitimate business interests.

           (iii) Physician specifically acknowledges that the Corporation has entered into a long term Management Services Agreement with the Business Manager based, in material part, on the performance by Physician of the provisions of this Agreement, including, without limitation, the covenants of Sections 8 and 9. Further, Physician recognizes and acknowledges that Business Manager would not have entered into the Management Services Agreement or any other transaction with the Corporation and Physician without reliance upon Physician's covenant and agreement to observe and perform the obligations under this Agreement, including, without limitation, the provisions of Sections 8 and 9 hereof. Therefore, Physician agrees that Business Manager as a third party beneficiary of this Agreement shall have the right, but not the obligation, to direct or independently enforce the provisions of Sections 8 and 9.

           (iv) The covenants of Sections 8 and 9 shall be construed as an agreement ancillary to the other provisions of this Agreement, and the existence of any claim or cause of action of Physician against the Corporation or Business Manager whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation or Business Manager of the covenants in Sections 8 and 9.

           (v) Physician acknowledges that neither the public in general nor individual patients will be adversely affected by the enforcement of the restrictive covenants contained herein because other similar providers of professional medical services are readily available within the Practice Area.

      (d) Enforcement.

           (i) If the Physician violates the terms of Section 8 or 9, the time period for which Physician is to be restricted will abate during the time that Physician violates the terms hereof, and the remaining period of time for which the restriction applies will thereafter recommence on the date that Physician ceases to violate the terms hereof.

           (ii) The Corporation or Business Manager shall be authorized and entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as other equitable relief without posting a bond, cash or other security, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which the Corporation or Business Manager may be entitled, provided that the Corporation shall give the Physician no less than three
      (3) business days' written notice prior to seeking such injunctive relief. In addition to any other damages or other relief sought, the Corporation shall be entitled to recover any costs, expenses and attorneys' fees incurred in the enforcement of the provision of Sections 8 and 9 hereof.

           (iii) If any court of competent jurisdiction shall deem any of the foregoing restrictive covenants or confidentiality agreements, or portion of any such covenant or agreement too extensive or unenforceable, the other provisions of Sections 8 and 9 shall nevertheless stand and remain enforceable according to their terms. In such circumstance, the parties expressly authorize the court to modify that covenant or agreement, or offending portion thereof, so that the restrictions, limitations and scope of the restrictive covenants and confidentiality agreements extend for the longest period, comprise the largest territory and are enforceable to the maximum permissible extent by law under the circumstances.

     (e) Survival. The provisions of this Section shall survive the termination of this Agreement.

     (f) Termination.    If a "Bankruptcy Event" occurs, the provisions of this
Section 9 and the obligation to pay liquidated damages pursuant to Section 7 shall terminate immediately without further action of Physician. A "Bankruptcy Event" shall have occurred if the Corporation or Business Manager makes an assignment for the benefit of creditors; or an order, judgment or decree is entered adjudicating the Corporation or Business Manager bankrupt or insolvent; or any order for relief with respect to the Corporation or Business Manager is entered under the bankruptcy Code; or the Corporation or Business Manager, respectively, petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or Business Manager, respectively, or of any substantial part of the assets of the Corporation or Business Manager, respectively, or commences any proceeding relating to the Corporation or Business Manager, respectively, under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or Business Manager and either (A) the Corporation or Business Manager by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within ninety (90) days.

10. Miscellaneous.

     (a) Nothing contained herein shall be construed or interpreted to interfere in the relationship between Physician and patient and the rights and obligations incidental thereto.

     (b) A waiver of a breach of this Agreement by any party hereto shall not operate or be construed as a waiver of any subsequent breach by either the Corporation or Physician.

     (c) This Agreement shall be binding upon and inure to the benefit of the Corporation and Physician and their respective successors, heirs and legal representatives. The Corporation shall have the right to assign its rights and obligations under this Agreement on the sale of its assets, merger or other reorganization.

     (d) Any notice, demand or other communication required, permitted or desired to be given under this Agreement shall be in writing and shall be deemed effectively given and delivered in person, by telecopy, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, addressed to the party at the principal office of the Corporation or, at the residence of Physician on file with the Corporation, or to such
other address   and to the attention of such other person(s) or officer(s) as either party may designate by written notice. A copy of any such notice, demand or other communication shall be delivered to Business Manager, in the same manner notice is given to any party hereto, at its offices located at 750 North Orleans, Chicago, Illinois 60610.

     (e) This Agreement contains the entire understanding of the parties and may not be altered, amended or modified except by written agreement by the parties hereto. No prior, contemporaneous or subsequent oral or written agreement or understanding shall alter or modify the terms hereof.

     (f) In the event that any portion of this Agreement is deemed unenforceable or void by a court of competent jurisdiction, the parties hereto agree that such unenforceable or void provision may be severed from this Agreement without, in any manner, affecting the remaining portions hereof.

     (g) This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.



PHYSICIAN:                              CENTER FOR HUMAN REPRODUCTION-
                                        ILLINOIS, M.D.S.C., an Illinois medical
                                        corporation




/s/ VISHVANATH C. KARANDE, M.D.         By: /s/ NORBERT GLEICHER, M.D.
- -------------------------------            ----------------------------
Vishvanath C. Karande, M.D.             Its: President
                                            ---------------------------

                                   EXHIBIT A

                        PHYSICIAN PRODUCTION BONUS PLAN

     The Corporation has adopted and established a Physician Production Bonus Plan (the "Plan") pursuant to which Physician shall be entitled to a bonus as summarized below. The Plan is administered by the Board of Directors of the Corporation, and Physician acknowledges that the bonus set forth below is subject to the further terms and conditions of the Plan and the authority granted therein to the Board of Directors.

     In addition to Base Salary, the Corporation will pay Physician an annual production bonus (the "Production Bonus") equal to a percentage of the sum of
(a) the revenues collected by the Corporation during the applicable year from fee-for-service medical care, other third party payors, ultrasound and nurse assistant fees and laboratory services, net of charge backs, discounts, refunds, professional courtesy, reimbursements and pass-through payments to third parties, attributable to Physician's professional services, and (b) Professional Services Capitation Revenue for the applicable year multiplied by a fraction which has a numerator which is the number of patient encounters by the Physician and the denominator of which is the number of patient encounters by all of the Corporation's Physicians. Provided, however, neither revenues from Medicare nor state health programs related to the volume or value of referrals by Physician for "designated health services" as defined in 42 USC
Section 1395nn(h)(6), as such statute may hereafter be amended, nor revenues, which under the laws of Illinois would violate such state's prohibition on self-referrals, shall be included to determine Production Bonus. For purposes of this Plan, the term "patient encounters" means a treatment or procedure for a patient performed by or under the supervision of an Employee employed by the Corporation and recorded in the patient's medical record.

     The Production Bonus for each year will be an amount equal to the sum of the referenced percentage of the corresponding incremental ranges of Physician Production determined as follows:

PHYSICIAN PRODUCTION:      PERCENTAGE PAID AS PRODUCTION BONUS
- ---------------------      -----------------------------------

$0.00 - $999,999.99                     0%
$1,000,000.00 - $1,999,999.99           5%
$2,000,000.00 - $2,999,999.99          10%
$3,000,000.00 - $3,999,999.99          15%
$4,000,000.00 or more                  20%



Notwithstanding the terms and conditions of the Plan and the authority granted thereunder, Corporation shall not amend the Plan in a manner which adversely affects the Production Bonus during the Initial Term.